UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 24, 2004

Aquila, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		No.)
20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:                               (816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[     ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Agreement.

        On November 24, 2004, we received a notice from American Public Energy Agency (“APEA”) that a triggering event had occurred under the Gas Purchase Agreement dated October 6, 1998 between APEA and us. This notice was received in accordance with a contractually defined process that will result in the termination of the Gas Purchase Agreement between us and APEA. The contemplated termination of this contract, which we refer to as APEA II, is described in Note 10 to our Consolidated Financial Statements filed with our third quarter 2004 Quarterly Report on Form 10-Q. As a result of this termination, we will pay APEA a termination penalty fee of approximately $139 million on or around December 15, 2004. As part of a related agreement with St. Paul/Travelers, the surety bond provider on APEA II, we deposited approximately this amount with St. Paul/Travelers in September 2004. It is anticipated that St. Paul/Travelers will use this deposit amount to make payment directly to APEA on our behalf.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick Dobson
Rick Dobson Chief Financial Officer Date: December 1, 2004